Exhibit 99.1

NATIONAL INVESTMENT MANAGERS INCORPORATED
Steven J. Ross, CEO
(614) 923-8822
FOR IMMEDIATE RELEASE

NATIONAL INVESTMENT MANAGERS INC. SIGNS DEFINITIVE AGREEMENT FOR SALE OF THE COMPANY

DUBLIN, OH, March 8, 2011 — National Investment Managers (OTC BB: NIVM), a nationally-based and regionally-operated retirement plan administration and investment management company, with over $11 billion of assets under administration, today announced that it has entered into a definitive agreement for the sale of the Company to an entity owned and controlled by Stonehenge Opportunity Fund III, LP, an entity managed by Stonehenge Partners, Inc., for $42.5 million in cash, subject to working capital adjustments.  Stonehenge Partners, Inc., based in Columbus, Ohio, manages more than $700 million of private capital and focuses on investing in middle-market businesses.

Completion of the sale is subject to certain terms and conditions, including shareholder approval.  A special meeting of shareholders will be held on Friday, March 18, 2011 to vote on the transaction.   The Company is mailing a notice of meeting and proxy statement to shareholders of record. The record date for determining shareholders entitled to vote is February 23, 2011.

As previously reported, the Company has received voting agreements from holders of its Preferred and Common Stock sufficient to assure all required shareholder approvals of the sale to Stonehenge.

The Company expects that, after payment of NIVM's outstanding debt and other liabilities, $8 million of the purchase price proceeds will be available for distribution to shareholders.  The anticipated distributions are as follows:

•	Series A Preferred Stock—$0.50 per share
•	Series B Preferred Stock—$0.43 per share
•	Series C Preferred Stock—$2.41 per share
•	Series D Preferred Stock—$3.95 per share
•	Series E Preferred Stock—$38.55 per share
•	Common Stock—$0.02 per share

Further information regarding the definitive agreement, the proposed sale and the special meeting of shareholders is contained in a Current Report on Form 8-K that the Company filed today with the Securities and Exchange Commission.

The investment banking group of Carl Marks Advisory Group, LLC is acting as financial advisor to the Company.

Exhibit 99.1

National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses. Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers. In addition, the Company’s approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded. Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years’ standing are not disrupted. At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.

The member firms of National Investment Managers provide pension administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services. Wholly-owned subsidiaries of National Investment Managers are based in Anchorage, AK; Laguna Hills, CA; Marina Del Rey, CA; Denver, CO; Southington, CT; Lake Mary, FL; Pikesville, MD; North Attleboro, MA; Haddonfield, NJ; New York City, NY; Yorktown Heights, NY; Beaverton, OR; Harrisburg, PA; Horsham, PA; Wayne, PA; Warwick, RI; Houston, TX; and Seattle, WA. NIVM’s corporate headquarters are located in Dublin, OH.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects and the expected closing of the proposed Merger.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially from those indicated in the forward-looking statements. These uncertainties and risks include the ability of the Company to complete the proposed sale on the terms contemplated by the definitive acquisition agreement.  Further information about other relevant risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any duty to update any of such forward-looking statements.